EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 9, 2018, by and among Tiptree Financial Partners, LP, a Delaware limited partnership (the “Partnership”), and Tiptree Inc., a Maryland corporation (“Tiptree”).
WITNESSETH:
WHEREAS, the Partnership is a limited partnership duly formed under the laws of the State of Delaware;
WHEREAS, Tiptree is a Maryland corporation duly formed under the laws of the State of Maryland;
WHEREAS, the Board of Directors of Tiptree, on behalf of Tiptree and in its capacity as the general partner of the Partnership, has approved this Agreement, the Merger (as defined below) and the other transactions contemplated hereby;
WHEREAS, a majority of the limited partners of the Partnership have approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended;
WHEREAS, the Partnership is taxable as a corporation for U.S. federal income tax purposes;
WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of the Partnership and Tiptree will be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and
WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).
NOW, THEREFORE, the parties hereto agree as follows:
a.The Merger. Upon the terms set forth in this Agreement, and in accordance with the relevant provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the Maryland General Corporation Law, two business days following the satisfaction or waiver of the conditions set forth in this Agreement or required by applicable law (the “Effective Time”), the Partnership shall be merged with and into Tiptree (the “Merger”). As a result of the Merger, the identity and separate existence of the Partnership shall cease and Tiptree shall continue as the surviving entity of the Merger (the “Surviving Entity”).
b.Stockholder Approval. The respective obligations of each party to this Agreement to effect the Merger is subject to Tiptree obtaining stockholder approval from its stockholders to consummate the Merger, if required under either the Maryland General Corporation Law or Nasdaq Capital Market’s rules and regulations.

c.Effective Time. The parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Maryland, to be effective as of the Effective Time.
d.Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the laws of the State of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the rights, privileges, powers and franchises of the Partnership shall vest in Tiptree, and all debts, liabilities and duties of the Partnership shall become the debts, liabilities and duties of Tiptree.
e.Governance. The Fourth Articles of Amended and Restatement (the “Charter”), and the Fourth Amended and Restated Bylaws (the “Bylaws”) of Tiptree as in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Entity from and after the Effective Time until thereafter amended as provided therein or by applicable law.
f.Effect on Units. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Partnership, Tiptree or holders of any units of limited partnership interest (“Units”) of the Partnership, (a) the general partnership interest in the Partnership, which is owned entirely by Tiptree, shall, at the Effective Time, automatically be canceled and no payment shall be made with respect thereto; and (b) each Unit that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically be converted into the right to receive (i) 2.798 validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.001 per share, of Tiptree (“Common Stock”), rounded up or down to the nearest whole number of shares of Common Stock, without interest, and (ii) a warrant to purchase shares of Common Stock at an exercise price of $11.33 per share, such warrant in substantially the form of Exhibit A hereto (a “2018 Warrant”).
g.Effect on Warrants to Purchase Units. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Partnership, Tiptree or holders of any warrants to purchase Units (the “Partnership Warrants”), (a) each Partnership Warrant that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically be canceled and converted into the right to receive a new warrant in substantially the form of Exhibit B hereto (a “2022 Warrant”); and (b) the 2022 Warrants shall, at the Effective Time, be issued to the holders of Units immediately prior to the Effective Time on a pro rata basis based on ownership of Units.
h.Additional Actions. If, at any time on or after the Effective Time, the Surviving Entity or its successors and assigns shall consider or be advised that any further assignments or assurances in law or any organizational or other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity title to and possession of any property or right of the Surviving Entity acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Partnership shall be deemed to have granted to the Surviving Entity an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Entity and otherwise to carry out the purposes of this Agreement.
i.Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and abandoned by the Board of Directors of Tiptree at any time prior to the date of filing the Certificate of Merger and the Articles of Merger.
j.General.

k.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without giving effect to principles of conflicts of laws.

l.
Counterparts. This Agreement may be executed in counterparts, including by facsimile or other electronic transmission, each of which shall constitute an original, but all of which shall be one and the same document.

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IN WITNESS WHEREOF, Tiptree and the Partnership have caused this Agreement to be duly executed, all as of the date first above written.

TIPTREE INC., a Maryland corporation

By: /s/ Jonathan Ilany Name: Jonathan Ilany Title: Chief Executive Officer

TIPTREE FINANCIAL PARTNERS, LP, a Delaware limited partnership
By: /s/ Jonathan Ilany Name: Jonathan Ilany Title: Chief Executive Officer